This Statement confirms that the undersigned has authorized and designated Aesignated each of Anne T. Madden, Su Ping Lu or Victor J. Miller (the "Designees") to execute and file on the undersigned's behalfall Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Honeywell International Inc. The authority of the Designees under this Statement shall continue until the undersigned is no longer required to file Forms 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Honeywell International Inc.,unless earlier revoked in writing. The undersigned acknowledges that the Designees are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date:  October 16, 2019

                                           /s/ Michael Madsen
                                           ---------------------
                                               Michael Madsen




C